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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement (for the Morgan Stanley & Co. Incorporated Deferred Profit Sharing Plan) of Morgan Stanley Dean Witter & Co. (the "Registrant") on Form S-8 of our reports dated January 12, 2001, appearing in the Annual Report on Form 10-K of the Registrant for the fiscal year ended November 30, 2000 (these reports express an unqualified opinion; the report on the consolidated financial statements includes an explanatory paragraph for a change in the method of accounting for certain offering costs of closed-end funds).


/s/ Deloitte & Touche, LLP

New York, New York
February 20, 2001